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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2012	2011	2011	2010	2009	2008
Earnings:
Income (loss) before income taxes	$10,356	$7,416	$10,537	$(61,623)	$(24,694)	$375

Fixed Charges:
Interest on deposits	$2,144	$3,191	$3,942	$8,086	$13,462	$20,035
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	1,296	1,462	1,933	2,426	2,864	4,409
Rent expense interest factor(1)	687	689	922	909	853	905

Total fixed charges:
Including interest on deposits	$4,127	$5,342	$6,797	$11,421	$17,179	$25,349

Excluding interest on deposits	$1,983	$2,151	$2,855	$3,335	$3,717	$5,314

Ratio of earnings (loss) to fixed charges:
Excluding interest on deposits	6.22	4.45	4.69	(17.48)	(5.64)	1.07

Including interest on deposits	3.51	2.39	2.55	(4.40)	(0.44)	1.01

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage for the nine months ended September 30, 2012 was $10,356,000, both excluding and including interest on deposits.

 CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2012	2011	2011	2010	2009	2008
Earnings:
Income (loss) before income taxes	$10,356	$7,416	$10,537	$(61,623)	$(24,694)	$375

Fixed Charges:
Interest on deposits	$2,144	3,191	$3,942	$8,086	$13,462	$20,035
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	1,296	1,462	1,933	2,426	2,864	4,409
Preferred stock dividends	373	1,439	1,939	2,027	2,028	222
Rent expense interest factor(1)	687	689	922	909	853	905

Total fixed charges:
Including interest on deposits	$4,500	$6,781	$8,736	$13,448	$19,207	$25,571

Excluding interest on deposits	$2,356	$3,590	$4,794	$5,362	$5,745	$5,536

Ratio of earnings (loss) to fixed charges and preferred stock dividends:
Excluding interest on deposits	5.40	3.07	3.20	(10.49)	(3.30)	1.07

Including interest on deposits	3.30	2.09	2.21	(3.58)	(0.29)	1.01

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage for the nine months ended September 30, 2012 was $10,356,000, both excluding and including interest on deposits.

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  Exhibit 12.1
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS